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                                                                   EXHIBIT 9 (b)


                            ADMINISTRATION AGREEMENT



                             NON-MONEY MARKET FUNDS


                  This Administration Agreement is made as of this 1st day of November, 1996 between PACIFIC HORIZON FUNDS, INC., a Maryland corporation (herein called the "Company"), and The BISYS GROUP, INC.

                  WHEREAS, the Company is a Maryland corporation which is an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

                  WHEREAS, the Company will offer and maintain the following investment portfolios: Utilities Fund, Growth and Income Fund, International Bond Fund, Blue Chip Fund, Intermediate Bond Fund and Asset Allocation Fund (collectively, the "Feeder Funds") and Aggressive Growth Fund, Capital Income Fund, U.S. Government Securities Fund, California Tax-Exempt Bond Fund, National Municipal Bond Fund, Short-Term Government Fund, International Equity Fund and Corporate Bond Fund (collectively, the "Managed Funds" and collectively with the Feeder Funds, the "Funds"); and

                  WHEREAS, pursuant to an Amended and Restated Distribution Agreement dated September 1, 1995 (the "Distribution Agreement") between the Company and Concord Financial Group, Inc. ("Concord Financial"), the Company has retained Concord Financial as its Distributor to provide for the sale and distribution of shares of common stock of each Fund, each such share having a par value of $.001 (herein collectively called "Shares"); and

                  WHEREAS, the Company desires to retain The BISYS Group, Inc. as its Administrator to provide it with administrative services for the Funds and The BISYS Group, Inc. is willing to provide such services for the Funds;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                                I. ADMINISTRATION

                  1. APPOINTMENT OF ADMINISTRATOR. The Company hereby appoints The BISYS Group, Inc. as Administrator of each Fund on the terms and for the period set forth in this Agreement, and The BISYS Group, Inc. hereby accepts such appointment and agrees to

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have the services and duties set forth in this Section I performed for the compensation provided in this Section. The Company understands that the services and duties set forth in this Section I will be performed by BISYS Fund Services, L.P., a wholly-owned subsidiary of The BISYS Group, Inc. (hereafter, BISYS Fund Services, L.P. and The BISYS Group, Inc., collectively "BISYS"). Notwithstanding anything herein to the contrary, The BISYS Group, Inc. shall be as fully responsible to the Company for the acts or omissions of BISYS Fund Services, L.P. and any other affiliate of The BISYS Group, Inc. as The BISYS Group, Inc. is for its own acts or omissions. The Company further understands that BISYS now acts and will continue to act as administrator of various investment companies and fiduciary of other managed accounts, and the Company has no objection to BISYS' so acting. In addition, it is understood that the persons employed by BISYS to assist in the performance of its duties hereunder will not devote their full time to such services and nothing herein contained shall be deemed to limit or restrict the right of BISYS or any affiliate of BISYS to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  2.       SERVICES AND DUTIES.

                  (A) Subject to the supervision and control of the Company's Board of Directors, BISYS will provide facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal auditing and legal services, and personnel to carry out all administrative services required for operation of the business and affairs of the Funds, other than those investment advisory functions which are to be performed by the Company's Investment Adviser, the services of Concord Financial as Distributor pursuant to the Distribution Agreement, those services to be performed by The Bank of New York and PNC Bank, National Association pursuant to the Company's Custody Agreements, those services to be performed by BISYS Fund Services, Inc. (the "Transfer Agent") pursuant to the Company's Transfer Agency Agreement and those services normally performed by the Company's counsel and auditors. The responsibilities of BISYS include without limitation the following services:

                                    (1) Providing a facility to receive purchase
                  and redemption orders for Shares via toll-free IN-WATS telephone lines;

                                    (2) Providing for the preparing, supervising
                  and mailing of confirmations for all purchase and redemption orders for Shares;

                                    (3) Providing and supervising the operation
                  of an automated data processing system to process purchase and redemption orders for Shares received by

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                  BISYS (BISYS assumes responsibility for the accuracy of
                  the data transmitted for processing or storage);

                                    (4) Overseeing the performance of The Bank
                  of New York, PNC Bank, National Association and Transfer Agent under the Custody Agreements and Transfer Agency Agreement with respect to the Funds;

                                    (5) Making available information concerning
                  each Fund to its shareholders; distributing written communications to each Fund's shareholders such as periodic listings of each Fund's securities, annual and semi-annual reports, and prospectuses and supplements thereto; and handling shareholder problems and calls relating to administrative matters; and

                                    (6) Providing and supervising the services
                  of employees ("relationship coordinators") whose principal responsibility and function shall be to preserve and strengthen each Fund's relationships with its shareholders.

                           (B) BISYS shall assure that persons are available to
transmit redemption requests for Shares to the Company's transfer agent as promptly as practicable.

                           (C) BISYS shall assure that persons are available to
transmit orders accepted for the purchase of Shares to the transfer agent of the Company as promptly as practicable.

                           (D) BISYS shall participate in the periodic updating
of the Funds' prospectuses and statements of additional information and shall accumulate information for and, subject to approval by the Company's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of reports to the Funds' shareholders and the Commission, including but not limited to annual reports and semi-annual reports on Form N-SAR, notices pursuant to Rule 24f-2 and proxy materials pertaining to the Funds.

                           (E) BISYS shall compute each Fund's net asset value
per share on each business day.

                           (F) BISYS shall calculate dividends and capital gain
distributions to be paid to each Fund's shareholders in conformity with subchapter M of the Internal Revenue Code.

                           (G) BISYS shall pay all costs and expenses of
maintaining the offices of the Company, wherever located, and shall arrange for payment by the Company of all expenses payable by the Company.


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                           (H) BISYS, after consultation with legal counsel for
the Company, shall determine the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, shall be responsible for the maintenance of the registration or qualification of the Shares for sale under the securities laws of any state. Payment of Share registration fees and any fees for qualifying or continuing the qualification of the Company shall be made by the Company.

                           (I) BISYS shall provide the services of certain
persons who may be appointed as officers of the Company by the Company's Board of Directors.

                           (J) BISYS shall oversee the maintenance by The Bank
of New York, PNC Bank, National Association and Transfer Agent of the books and records pertaining to the Funds required under the 1940 Act in connection with the performance of the Custody Agreements and Transfer Agency Agreement, and shall maintain such other books and records with respect to the Funds (other than those required to be maintained by the Company's Investment Adviser) as may be required by law or may be required for the proper operation of the business and affairs of the Funds. Without limiting the foregoing, BISYS shall obtain from the Company's prior administrator all books and records pertaining to the Funds that are required to be maintained under the 1940 Act and that are in the prior administrator's possession, and shall be responsible for the proper maintenance of such records throughout the term of this Agreement. In compliance with the requirements of Rule 31a-3 under the 1940 Act, BISYS agrees that all such books and records which it maintains, or is responsible for maintaining, for the Company and the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such books and records upon the Company's request. BISYS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act said books and records required to be maintained by Rule 31a-1 under said Act.

                           (K) BISYS shall prepare the Funds' federal, state and
local income tax returns.

                           (L) BISYS shall prepare and, subject to approval of
the Company's Treasurer, disseminate to the Company's directors each Fund's quarterly financial statements and schedules of investments, and shall prepare such other reports relating to the business and affairs of the Funds (not otherwise appropriately prepared by the Company's Investment Adviser, counsel or auditors) as the officers and directors of the Company may from time to time reasonably request in connection with performance of their duties.


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                           (M) BISYS shall assist The Bank of New York, PNC
Bank, National Association and Transfer Agent and the Company's Investment Adviser, counsel and auditors as required to carry out the business and operations of the Funds.

                           (N) In performing its duties as Administrator for the
Funds, BISYS will act in conformity with the Company's Charter, By-laws, prospectuses and statements of additional information, and the instructions and directions of the Board of Directors of the Company. In addition, BISYS will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

                  3. SUBCONTRACTORS. It is understood that BISYS may from time to time employ or associate with itself such person or persons as BISYS may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by BISYS and that notwithstanding anything herein to the contrary The BISYS Group, Inc. shall be as fully responsible to the Company for the acts and omissions of any subcontractor as The BISYS Group, Inc. is for its own acts and omissions. Without limiting the generality of the foregoing, it is understood that BISYS, an affiliate of BISYS or a subcontractor has entered into an agreement with PFPC, Inc. under which said institution will provide certain accounting, bookkeeping, pricing and dividend and distribution calculation services with respect to the Funds at the expense of the Funds.

                  4. EXPENSES ASSUMED AS ADMINISTRATOR. Except as otherwise stated in this subsection 4, BISYS shall pay all expenses incurred by it in performing its services and duties hereunder as Administrator including the cost of any independent pricing service used in connection with the Funds. Other expenses to be incurred in the operation of the Funds (other than those borne by the Company's Investment Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Company's Investment Adviser or BISYS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration and qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing prospectuses or any supplement or amendment thereto, necessary for the continued effective registration of the Shares under federal or state securities laws, costs of printing and distributing any prospectus, supplement or amendment thereto for existing shareholders of the Fund described therein, costs of

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shareholders' reports and corporate meetings and any extraordinary expenses will be borne by the Funds. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Company as provided in any Plan which may in the sole discretion of the Company be adopted in accordance with Rule 12b-1 under the 1940 Act, and that such expenses will be paid apart from any fees paid under this Agreement.

                  5. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to Section I of this Agreement, the Company will pay The BISYS Group, Inc. a fee, computed daily and payable monthly, at the annual rate of: .15 percent of the average net assets of the Blue Chip Fund, Intermediate Bond Fund, Asset Allocation Fund, Utilities Fund, Growth and Income Fund and International Bond Fund; .20 percent of the average net assets of the National Municipal Bond Fund, U.S. Government Securities Fund, Capital Income Fund, Short-Term Government Fund, Corporate Bond Fund and International Equity Fund; and .30 percent of the average net assets of the Aggressive Growth and California Tax-Exempt Bond Funds. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund.

                  The parties understand that each Feeder Fund will seek to achieve its investment objective by investing all of its assets in an open-end management investment company (a "Portfolio") having the same investment objective as that of the Fund, and that The BISYS Group, Inc. will receive administration fees from the Portfolios. If in any fiscal year the aggregate of the (i) pro rata share of the total expenses of a Portfolio that are borne by a Feeder Fund (as such expenses are defined under the securities regulations of any state having jurisdiction over such Fund), plus (ii) the expenses borne by such Fund in connection with such Fund's own operations as a registered investment company (as defined under such regulations), exceed the expense limitations of any such state, The BISYS Group, Inc. will reimburse the Feeder Fund for a portion of such excess expenses equal to such excess times the ratio of (a) the sum of the administration fees otherwise payable with respect to such Fund and Portfolio to The BISYS Group, Inc. hereunder and under the administration agreement between The BISYS Group, Inc. and the Portfolio (the "Portfolio Administration Agreement"), to (b) the aggregate of such administration fees otherwise payable with respect to such Fund and Portfolio to The BISYS Group, Inc. plus the advisory fees otherwise payable by the Portfolio under its investment advisory agreement with Bank of America N.T.S.A. The obligation of The BISYS Group, Inc. to reimburse any Feeder Fund hereunder is limited in any fiscal year to the amount of its fees hereunder and under the Portfolio Administration Agreement for such fiscal year with respect to such Fund and the Portfolio in

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which the Feeder Fund's assets are invested; provided, however, that notwithstanding the foregoing, The BISYS Group, Inc. will reimburse any Feeder Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Feeder Fund so require. Such expense reimbursement, if any, will be estimated and accrued daily and paid on a monthly basis.

                  Notwithstanding anything to the contrary herein, if in any fiscal year the aggregate expenses of any Managed Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, the Company may deduct from the fees to be paid hereunder, or The BISYS Group, Inc. will bear, to the extent required by state law, that portion of such excess which bears the same relation to the total of such excess as The BISYS Group Inc.'s fee hereunder with respect to such Fund bears to the total fees otherwise payable for the fiscal year with respect to such Fund pursuant to this Agreement and the investment advisory agreement then in effect for such Fund. The BISYS Group, Inc.'s obligation is not limited to the amount of its fees hereunder. Such deduction or payment, if any, will be estimated and accrued daily and paid on a monthly basis.

                               II. CONFIDENTIALITY

                  BISYS will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior or present shareholders or those persons or entities who respond to Concord Financial's inquiries concerning investment in the Company, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any other agreement with the Company, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where BISYS may be exposed to civil or criminal contempt proceedings for failure to comply, when BISYS is requested to divulge such information by duly constituted authorities, or when BISYS is so requested by the Company.

                          III. LIMITATIONS OF LIABILITY

                  Neither The BISYS Group, Inc. nor BISYS Fund Services, L.P. shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director,

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partner, employee or agent of BISYS, who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company or to any Fund, or acting on any business of the Company or of any Fund (other than services or business in connection with BISYS's duties as Administrator hereunder or under any other agreement with the Company) to be rendering such services to or acting solely for the Company or Fund and not as an officer, director, partner, employee or agent or one under the control or direction of BISYS even though paid by BISYS.

                          IV. DURATION AND TERMINATION

                  This Agreement shall become effective November 1, 1996, unless sooner terminated as provided herein, shall continue until October 31, 1997. Thereafter, if not terminated, this Agreement shall continue automatically as to a particular Fund for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a "majority of the outstanding voting securities" of such Fund; provided, however, that this Agreement may be terminated by the Company at any time with respect to any Fund, without cause and without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Company or by a vote of a "majority of the outstanding voting securities" of such Fund on 60 days' written notice to The BISYS Group, Inc., or by The BISYS Group, Inc. at any time, without payment of any penalty, on 90 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its "assignment." (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

                         V. AMENDMENT OF THIS AGREEMENT

                  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

                                   VI. NOTICES

                  Notices of any kind to be given to the Company hereunder by BISYS shall be in writing and shall be duly given if mailed or delivered to the Company at Association of American Universities, One Dupont Circle, Suite 730, Washington, D.C. 20036, Attention: Dr. Cornelius J. Pings, President, or at such

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other address or to such individual as shall be so specified by the Company to
BISYS. Notices of any kind to be given to BISYS hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to BISYS at 150 Clove Road, Little Falls, New Jersey 07424, Attention: Kevin J. Dell, General Counsel, or at such other address or to such individual as shall be so specified by BISYS to the Company.

                               VII. MISCELLANEOUS

                  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section IV hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                               PACIFIC HORIZON FUNDS, INC.


                                               By: /s/ Cornelius J. Pings
                                                  -----------------------------
                                                  Cornelius J. Pings
                                                  President


Attest:  /s/ W. Bruce McConnel, III
         --------------------------------
         W. Bruce McConnel, III
         Secretary


                                               THE BISYS GROUP, INC.


                                               By: /s/ Robert J. McMullan
                                                  -----------------------------
                                                  Name:  Robert J. McMullan
                                                  Title: Executive Vice
                                                         President and Chief
                                                         Financial Officer


Attest:  /s/ Kevin J. Dell
         --------------------------------
         Name:  Kevin J. Dell
         Title: Vice President,
                General Counsel and
                Secretary


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